EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Zomedica Corp. Announces Transition to OTCQB Market

Zomedica’s ticker symbol will change to ZOMDF

ANN ARBOR, MI / ACCESS Newswire / March 4, 2025 / Zomedica Corp. (NYSE American:ZOM) ("Zomedica" or the "Company"), a leading veterinary health company offering point-of-care diagnostic and therapeutic products for equine and companion animals, today announced that its common shares will be delisted from the NYSE American exchange, due to their determination that the Company is no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of the common shares.

Zomedica expects its shares to begin trading on the OTCQB Venture Market under the ticker symbol “ZOMDF”, effective March 5, 2025

"While we are disappointed by the delisting of our common shares from NYSE American, this transition to the OTCQB Market continues to allow Zomedica to maintain its strong engagement with investors while allowing us to focus our resources on driving growth and advancing our pipeline of veterinary products," said Larry Heaton, Chief Executive Officer of Zomedica. "While our common shares will be trading on OTCQB, the value of the company’s assets, and our opportunities for growth remain the same. We remain dedicated to delivering value to our shareholders and the veterinary community as we continue to innovate in the animal health sector.”

The company will continue to file periodic reports with the U.S. Securities and Exchange Commission (SEC) and comply with applicable regulatory requirements.

Shareholders and investors will continue to have access to real-time trading data, news, and financial disclosures through the OTC Markets website (www.otcmarkets.com) and Zomedica’s investor relations page.

About Zomedica Corp.

Zomedica is a leading equine and companion animal healthcare company dedicated to improving animal health by providing veterinarians innovative therapeutic and diagnostic solutions. Our gold standard PulseVet® shock wave system, which accelerates healing in musculoskeletal conditions, has transformed veterinary therapeutics. Our suite of products also includes the Assisi® Loop line of therapeutic devices and the TRUFORMA® diagnostic platform, the TRUVIEW™ digital cytology system, and the VetGuardian® no-touch monitoring system, all designed to empower veterinarians to provide top-tier care. In the aggregate, their total addressable market in the U.S. exceeds $2 billion. Headquartered in Michigan, Zomedica employs approximately 150 people and manufactures and distributes its products from its world-class facilities in Georgia and Minnesota. Zomedica is advancing its product offerings, leveraging strategic acquisitions, and expanding internationally as we work to enhance the quality of care for pets, increase pet parent satisfaction, and improve the workflow, cash flow and profitability of veterinary practices. For more information visit www.zomedica.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including statements regarding the anticipated transition to the OTCQB Market and the company’s business outlook. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially. Factors that may impact future results include, but are not limited to, market conditions, regulatory approvals, and competitive developments. Zomedica disclaims any obligation to update or revise forward-looking statements except as required by law.

Investor & Media Contact:

Investor Relations

investors@zomedica.com

(734) 369-2555 extension #5

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